Exhibit 10.2

CUEN – Cuentas, Inc. And World Mobile Group, Ltd. Unveil Global Roaming And Financial Services In The United States

June 04, 2024 08:30 ET| Source: Cuentas Inc.

Cuentas to Integrate with World Mobile’s Decentralized Network, Offering US Mobile Users Cost-efficient Global Roaming and Connectivity at 12 Times Less Than Legacy Networks

MIAMI BEACH, FL, June 04, 2024 (GLOBE NEWSWIRE) -- Cuentas, Inc. (OTC: CUEN & CUENW) (“CUEN” or “the Company”), a pioneer driving the seamless integration of fintech, mobile telecommunications, and real estate for the unbanked and underbanked Hispanic demographic, proudly announced today the signing of a Letter of Intent (LOI) with World Mobile Group Ltd (World Mobile Token WMT-USD) (“World Mobile”) to launch groundbreaking global roaming services and financial solutions in over 30,000 retail locations nationwide.

Leveraging World Mobile’s innovative sharing economy platform (airnode.worldmobile.io), the partnership will develop localized networks tailored to specific customer needs, seamlessly integrating roaming services with mobile solutions utilizing both eSIM and traditional SIM technologies.

The initiative targets an initial market of 30,000 retail outlets (“Bodegas”) across the United States, currently served by CUEN’s mobile and fintech offerings.

“Cuentas is thrilled to integrate our financial ecosystem with World Mobile’s cutting-edge global roaming technology, delivering a disruptive and highly affordable solution,” said Mr. Arik Maimon, CEO and co-founder of CUEN. “This agreement maximizes our extensive distribution network and our three decades of telecommunications expertise. By enabling retail and business entities to offer Cuentas Fintech services and become World Mobile AirNode Operators, we aim to bring financial freedom and cost-effective, high-efficiency mobile data networks to diverse communities across the US.”

Cuentas continues to expand its market presence with its robust mobile service, Cuentas Mobile, supported by a powerful distribution ecosystem and a meticulously developed software platform. Utilizing advanced eSIM and traditional SIM technology, this system ensures reliability and will soon include a secure communications suite from Sekur Private Data Ltd. in a comprehensive service bundle.

Cuentas, Inc. (OTC: CUEN & CUENW) is creating an alternative financial ecosystem for the growing global population who do not have access to traditional financial alternatives. The Company’s proprietary technologies help to integrate FinTech (Financial Technology), e-finance and e-commerce services into solutions that deliver next generation digital financial services to the unbanked, under-banked and underserved populations nationally in the USA. The Cuentas Platform integrates Cuentas Mobile, the Company’s Mobile Telecommunications solution, with its core financial services offerings to help entire communities enter the modern financial marketplace. Cuentas has launched its General Purpose Reloadable (GPR) Card, which includes a digital wallet, discounts for purchases at major physical and online retailers, rewards, and the ability to purchase digital content. LINK: https://cuentas.com AND https://cuentasmobile.com.

About World Mobile

World Mobile was founded with a far-reaching goal: to connect everyone, everywhere while advocating for economic freedom and dignity. Unlike traditional mobile networks, World Mobile is based on blockchain and incentivises people to be part of a sharing economy that taps into the trillion dollar global telecom market. Individuals and business owners around the world can operate nodes on its network and bring their community online while earning revenue.

Contact Information:	For media inquiries:

Arik Maimon	Investor Relations
CEO at Cuentas Inc	Email: info@cuentas.com
Email: arik@cuentas.com	Cuentas Inc. (OTC:CUEN)